ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of common stock, par value $0.001 per share (the "Common Stock"), of VILLAGEEDOCS, a California corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion: 10/20/05
Number of shares of Common Stock owned prior to Conversion: 0
Number of shares of Series A Preferred Stock to be Converted: 2.5 million
Value of shares of Series A Preferred Stock to be Converted: ____________________
Number of shares of Common Stock to be Issued: 2,500,000
Certificate Number of Series A Preferred Stock attached hereto: 1
Number of Shares of Series A Preferred Stock represented by attached certificate: 16,000,000

Number of shares of Series A Preferred Stock subsequent to Conversion: 13,500,000
[HOLDER] By: /s/ Andrew Worden Name: Andrew Worden Title: President, GP Entity